Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Reports Change in Board of Directors

HOUSTON, TX — (BUSINESS WIRE) — January 28, 2014 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) announced the resignation of Kenneth A. Pontarelli and Peter R. Coneway from its Board of Directors, each effective today.

Mr. Pontarelli is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. and has been a Director of Cobalt since our inception in November 2005. Mr. Coneway is a Managing Director of Riverstone LLC and has been a Director of Cobalt since October 2009.

As a result of these resignations, the size of the Board has been reduced from eleven to nine Directors.  The two founding sponsors who remain represented on Cobalt’s Board control a combined total of approximately ten percent of Cobalt’s outstanding shares.

Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer, commented: “The advice, counsel and support of Goldman Sachs and Riverstone will be greatly missed on our Board. Over the past eight years, their unwavering confidence in Cobalt has had a direct influence on our status today as one of the world’s pre-eminent exploration and production companies. On an individual basis, Ken and Pete’s contributions and guidance over the years have made an immeasurable impact on the success of Cobalt. I personally extend my deepest gratitude to Ken and Pete for their steadfast commitment to Cobalt’s long-standing values and vision, and wish each of them all the best in their current and future endeavors.”

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa.  Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations:	Media Relations:
John P. Wilkirson	Lynne L. Hackedorn
Chief Financial Officer	Vice President, Government and Public Affairs
+1 (713) 452-2322	+1 (713) 579-9115